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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

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                                 FARR COMPANY
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                              [End of Cover Page]
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                                  FARR COMPANY



1995 FIRST QUARTER REPORT


TO OUR SHAREHOLDERS:

I am pleased to send you the results of our operations for the first quarter 1995. As you may realize, this report is being distributed to you somewhat early as compared to our previous years' first quarter reports, to provide you with as much information as possible before this year's Annual Meeting in May.

Farr Company recorded net income of $633,000, equal to 17 cents per share, for the first quarter ended March 31, 1995, compared to a net loss of $415,000 or 11 cents per share in the first quarter of 1994. This is your company's third consecutive quarterly increase.

Year to year net income improvement of $1,048,000 resulted largely from sales increases and numerous cost savings from improved operations.

Sales for the first quarter were $27,253,000, compared to $25,171,000 for the comparable quarter of 1994. This improvement in sales is primarily attributed to our domestic markets for commercial, industrial, engine and railroad products while somewhat offset by a softening of sales in the international markets.

As previously reported to you, we have continued to place emphasis on cost controls and will continue to do so in the future as we align our operating costs with sales. Cost controls yielded improvements in absolute dollars and in the percent of revenue comparisons. The benefits from the Rialto plant closure are now being realized along with benefits gained from various production efficiencies and improved asset utilization strategies.

The first quarter ended with a backlog of $17,661,000, an increase since January 1 of $4,206,000 which is very encouraging. This sharp increase came primarily in the North American market from the engineered systems, commercial and industrial market segments. It provides a good base for the balance of this year.

Emphasis on asset management has continued to improve the cash flow and therefore the balance sheet. We are making excellent progress in the pay down of debt and improving working capital while carefully controlling our capital expenditures. Long term debt now stands at $17,700,000, a low since the Cambridge acquisition.
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Our strategy continues on the improvement of sales, customer service, delivery times, cost controls and development of new products.

I am cautiously optimistic that our favorable recent operating trends will continue for the remainder of this year. The second quarter will provide challenges for us, especially in addressing the price pressures we are experiencing in purchased commodities such as pulp and metal. Members of our new management team are currently responding to these issues. Additionally, our team continues to focus on operating improvements at the Holly Springs facility. We have seen steady improvements in its operations and fully expect these to continue.

For the longer term, I continue to believe our prospects are bright. The successful implementation of our present strategies will provide the framework for lasting results. Additionally, our excellent reputation coupled with well-established product lines and engineering know-how will enhance our product leadership in the industry in which we compete. We will invest through engineering and product development efforts which will provide important growth areas of the future.

I look forward to meeting many of you at the upcoming Annual Meeting on May 3, 1995 at our corporate office. It will be my personal pleasure to answer any questions you may have at that time.



H. Jack Meany
Chairman, President and Chief Executive Officer


April 12, 1995